Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 22, 2009, relating to the financial statements and financial highlights which appear in the February 28, 2009 Annual Reports to Shareholders of Columbia Mid Cap Value Fund, Columbia Large Cap Value Fund, and Columbia Large Cap Enhanced Core Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

July 10, 2009